EXHIBIT 10(cj)
National Western Life Insurance Company
Executive Officer Bonus Program

SECTION 1
OBJECTIVE

The objective of this National Western Life Insurance Company Executive Officer Bonus Program (the “Plan”) is to attract and retain the best available executive officers to be responsible for the management, growth, and success of the business, and to provide an incentive for such individuals to exert their best efforts on behalf of the Company and its shareholders.  The Company intends that all Awards payable or provided for under this Plan be considered “qualified performance-based compensation” within the meaning of Code section 162(m), and this Plan shall be interpreted accordingly.

SECTION 2
DEFINITIONS

The following words and phrases, when used herein, shall have the following meanings unless a different meaning is plainly required by the context:

2.1           “Award” means, as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period.  The actual award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.3 to reduce or eliminate the award otherwise determined by the Payout Formula.

2.2           “Board” means the Board of Directors of the Company.

2.3           "Change in Control" shall mean, after the effective date of the Plan, the occurrence of any one or more of the events described below:

(a)           Any "person," as such term is used in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities;

(b)           During any period of two (2)-consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election by the Board or the nomination for election by the Shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two (2)-year period or whose election or nomination for election was previously so approved;

(c)           The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a reorganization, recapitalization, or similar transaction in which no "person" acquires more than twenty percent (20%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company; or

(d)           The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

2.4           “Code” means the Internal Revenue Code of 1986, as amended, including the valid regulations promulgated pursuant thereto.

2.5           “Committee” means the Compensation and Stock Option Committee of the Board, which shall consist of two or more qualified members of the Board.  The members of the Committee shall be “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended; shall be “outside directors” within the meaning of Code section 162(m); and, to the extent required to satisfy applicable requirements of the Listing Standards, shall satisfy the independence requirements of such Listing Standards.  Notwithstanding the foregoing, the failure of a Committee member to qualify as a “non-employee director” or “outside director” or to satisfy such Listing Standards shall not invalidate the payment of any Award under the Plan.

2.6           “Company” means National Western Life Insurance Company, a Colorado corporation, and any successor thereto.

2.7           “Covered Employee” means a person designated by the Committee as likely to be a “covered employee” (as such term is defined under Code section 162(m)) with respect to a given fiscal year of the Company for which or in which an Award is payable.  An employee of the Company may be designated as a Covered Employee hereunder even if the employee is in fact not a “covered employee” for purposes of Code section 162(m).

2.8           “Determination Date” means as to any Performance Period, (a) the first day of the Performance Period or (b) if later, the latest date possible that will not jeopardize any Awards for that Performance Period from constituting qualified performance-based compensation under Code section 162(m).

2.9           “Disability” means an inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration, as determined by the Committee in its discretion.

2.10           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.11           “Listing Standards” shall mean the applicable listing standards of the NASDAQ Stock Market (“NASDAQ”) or, if the stock of the Company is not listed on the NASDAQ, of any exchange or self-regulatory organization on which such stock is then listed.

2.12           “Participant” means, as to any Performance Period, a Covered Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

2.13           “Payout Formula” means, as to any Performance Period, the objective formula, standard, or payout matrix established by the Committee pursuant to Section 3.2(a)(ii) for purposes of determining the amount of the Awards (if any) to be paid to Participants based solely upon the attainment of the designated Performance Goal(s) for such period.  The formula, standard, or matrix may differ from Participant to Participant, but must be sufficiently objective so that a third party with knowledge of the relevant performance results could calculate the amount of the Award with respect to each Participant.

2.14           “Performance Goal” means the level of attainment by the Participant(s) of the performance measure(s) designated by the Committee for a Performance Period pursuant to Section 3.2(a)(i).  Unless amended with any required shareholder approval in accordance with Section 7.1, performance measures which may serve as determinants of Performance Goals shall be limited to the following measures (which may relate to the Company and/or one or more business units, divisions or subsidiaries and which may be adjusted in accordance with Section 3.2(c)):

(a)           sales (net placed annualized target premium for life business and total placed premium for annuity business);

(b)           net sales;

(c)           expense management (ratio of actual Company expenses (excluding bonuses and, for Participants who are domestic marketing officers, excluding agent health claims, agent reserve balance changes, and sales conference expenses and, for Participants who are international marketing officers, excluding sales conference expenses) to a sales unit of production);

(d)           GAAP profitability (the Company’s GAAP operating earnings (net of federal income taxes and excluding realized gains and losses on investments) for the Performance Period as a percentage of the Company’s beginning GAAP stockholders’ equity for such period);

(e)           persistency (for a designated period, the ratio of actual persistency to expected (pricing) persistency);

(f)           earnings;

(g)           earnings per share;

(h)           pre-tax earnings;

(i)           net earnings;

(j)           operating income;

(k)           operating income before taxes;

(l)            EBIT (earnings before interest and taxes);

(m)          EBITDA (earnings before interest, taxes, depreciation and amortization);

(n)           gross margin;

(o)           revenues;

(p)           revenue growth;

(q)           market value added;

(r)           economic value added;

(s)           return on equity;

(t)           return on investments;

(u)           return on assets;

(v)           return on net assets;

(w)           return on capital;

(x)           return on invested capital;

(y)           total stockholder return;

(z)           profit;

(aa)         economic profit;

(bb)         operating profit;

(cc)           capitalized economic profit;

(dd)           net operating profit after tax;

(ee)           net profit before taxes;

(ff)             pre-tax profit;

(gg)           cash flow measures;

(hh)           cash flow return;

(ii)             comparable division or product sales;

(jj)             stock price (and stock price appreciation, either in absolute terms or in relationship to the appreciation among members of a peer group determined by the Committee);

(kk)           market share and/or market penetration;

(ll)              expenses;

(mm)          cost per policy;

(nn)           strategic milestones; or

(oo)           goals related to acquisitions or divestitures.

The Performance Goals established by the Committee for any Performance Period may be expressed in terms of attaining a specified level of the performance measures or the attainment of a percentage increase or decrease in the particular performance measure, and may involve comparisons with respect to historical results of the Company and its subsidiaries and/or operating groups or segments thereof, all as the Committee deems appropriate.  The Performance Goals established by the Committee for any Performance Period may be applied to the performance of the Company relative to a market index, a peer group of other companies or a combination thereof, all as determined by the Committee for such Performance Period.

2.15           “Performance Period” means the period consisting of one or more fiscal years of the Company designated by the Committee during which the Performance Goal with must be satisfied in order for an Award or a portion thereof to be payable.  Performance Periods may be overlapping.

SECTION 3
SELECTION OF PARTICIPANTS AND DETERMINATIONS OF AWARDS

3.1           Selection of Participants.  On or prior to the Determination Date for any Performance Period, the Committee, in its sole discretion, shall select the Covered Employees who shall be Participants for the Performance Period.  In selecting Participants, the Committee shall choose employees who are likely to have a significant impact on the performance of the Company.  Participation in the Plan is in the sole discretion of the Committee on a Performance Period by Performance Period basis.  Accordingly, a Covered Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Performance Periods.

3.2            Determination of Performance Goals and Payout Formulae.

(a)           On or prior to the Determination Date for a Performance Period, the Committee, in its sole discretion, shall establish in writing, with respect to each Participant for the Performance Period:

(i)           the Performance Goal(s) for the Participant; and

(ii)           the Payout Formula or Payout Formulae for purposes of determining the Award (if any) payable to such Participant upon the attainment of such Performance Goal(s).  Each Payout Formula shall be based on a comparison of actual performance to the Performance Goal and shall provide for the payment of a Participant’s Award only to the extent the Performance Goal for the Performance Period is achieved.

(b)           At the time the Performance Goals are established by the Committee, their outcome must be substantially uncertain.

(c)           Performance Goals and Payout Formulae shall not be changed following their establishment; provided, however, that the Committee shall have the authority to adjust such goals and formulae during a Performance Period for such reasons as it deems equitable to the extent permitted while still satisfying the requirements for qualified performance-based compensation under Code Section 162(m).  Specifically, to the extent permitted under Code Section 162(m) and to the extent applicable, the Committee shall make the following adjustments in determining the attainment of Performance Goals for a Performance Period: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (iii) to exclude restructuring and/or other nonrecurring charges; (iv) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (v) to exclude the cumulative effects of changes to generally accepted accounting principles (or standards) required by the Financial Accounting Standards Board; (vi) to exclude the effects to any statutory adjustments to corporate tax rates; (vii) to exclude the impact of any “extraordinary items” as determined under generally accepted accounting principles and as such items are specifically identified on the Company’s audited financial statements; (viii) to exclude the effect of any change in the outstanding shares of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; and (ix) to exclude any other unusual, non-recurring gains or losses as determined under generally accepted accounting principles and as such items are specifically identified on the Company’s audited financial statements.

3.3            Determination of Awards.  After the end of each Performance Period, the Committee shall determine the extent to which the Performance Goal has been achieved or exceeded and the Award for each Participant for the Performance Period, and the Committee shall certify such determination in writing.  For this purpose, approved minutes of the Committee meeting at which the certification is made shall be treated as a written certification.  The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee.  Notwithstanding any contrary provision of the Plan except for the immediately following sentence, the Committee, in its sole discretion, may eliminate or reduce (but not increase) the Award payable to any Participant below that which otherwise would be payable under the Payout Formula.  Notwithstanding anything herein to the contrary, the Committee may not eliminate or reduce the Award payable to any Participant for any Performance Period during which a Change in Control occurs.

3.4           Termination Prior to the Date the Award for the Performance Period is Paid.  If a Participant terminates employment with the Company for any reason after the end of the applicable Performance Period but prior to the date the Award for such Performance Period is paid, the Participant shall be entitled to the payment of the Award for the Performance Period subject to reduction or elimination under Section 3.3 based on the circumstances surrounding such termination of employment.

3.5           Termination Prior to End of the Performance Period for Reasons other than Death or Disability.  If a Participant terminates employment with the Company prior to the end of the applicable Performance Period for any reason other than death or Disability, the Committee shall reduce the Participant’s Award (as determined by the Committee after the end of the Performance Period pursuant to Section 3.3) proportionately based on the date of termination (and subject to further reduction or elimination under Section 3.3 based on the circumstances surrounding such termination of employment).

3.6            Termination Prior to the End of the Performance Period Due to Death or Disability.  If a Participant terminates employment with the Company prior to the end of the applicable Performance Period due to death or Disability, the Participant (or in the case of the Participant’s death, the Participant’s estate) shall be entitled to the payment of the Award for the Performance Period, subject to reduction or elimination under Section 3.3.

3.7            Leave of Absence.  If a Participant is on a leave of absence at any time during a Performance Period, the Committee may reduce his or her Award proportionately based on the duration of the leave of absence (and subject to further reduction or elimination under Section 3.3).

3.8            Maximum Benefit.  Notwithstanding anything herein to the contrary, the total amount of all Awards paid to any single Participant with respect to a Performance Period shall not exceed one percent (1%) of the Company’s “pre-tax income” for such Performance Period.  For this purpose, “pre-tax income” means the Company’s earnings before income taxes as reported in the Company’s audited financial statements, excluding (a) any losses from discontinued operations; (b) extraordinary gains and losses, as such items are specifically identified on such audited financial statements; and (c) the cumulative effect of accounting changes during the fiscal year.

SECTION 4
PAYMENT OF AWARDS

4.1           Right to Receive Payment.  Each Award that may become payable under the Plan shall be paid solely from the general assets of the Company.  Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor of the Company with respect to any payment to which he or she may be entitled.

4.2           Timing of Payment.

(a)           Payments under this Plan for a Performance Period are intended to qualify as short-term deferrals under Code section 409A and shall be made after the close of the Performance Period, but not later than March 15th immediately following the close of the Performance Period.

(b)           If upon the date of a Participant’s “separation from service” (as defined for purposes of Code sections 409A(a)(2)(A)(i) and 409A(a)(2)(B)(i)) with the Company and its controlled subsidiaries and affiliates the Participant is a “specified employee” within the meaning of Code section 409A (determined by applying the default rules applicable under such Code section except to the extent such rules are modified by a written resolution that is adopted by the Committee and that applies for purposes of all deferred compensation plans of the Company and its affiliates) and the deferral of any amounts otherwise payable under Plan as a result of Participant’s separation from service is necessary to prevent any accelerated or additional tax to the Participant under Code section 409A, then the Company shall defer the payment of any such amounts hereunder until the date that is six months following the date of the Participant’s separation from service, at which time any such delayed amounts shall be paid or provided to the Participant.

4.3           Form of Payment.  Each Award shall be paid in cash in a single lump sum.

4.4           Payment in the Event of Death.  If a Participant dies prior to the payment of an Award earned by him or her for a prior Performance Period, the Award, if any, shall be paid to the Participant’s estate at the time specified in Section 4.2.

SECTION 5
ADMINISTRATION

5.1           Committee.  The Plan shall be administered by the Committee.

5.2           Committee Authority.  The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, consistent with qualification of the Plan as providing for qualified performance-based compensation under Code section 162(m).

5.3           Indemnification Of Committee.  No member of the Committee nor any officer or employee of the Company acting with or on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee, and each officer or employee of the Company acting with it or on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

5.4           Tax and Other Withholding.  The Company shall withhold all applicable taxes and other amounts required by law to be withheld from any payment, including any foreign, federal, state, and local taxes.

5.5           Determinations.  Any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law.

SECTION 6
MISCELLANEOUS PROVISIONS

6.1           Non-transferability.  A Participant’s rights under this Plan shall not be assignable, transferable, pledged, hedged or in any manner alienated, whether by operation of law or otherwise.  Any assignment, transfer, pledge, or other disposition in violation of the provisions of this Section shall be null and void.

6.2           No Guarantee of Employment or Participation.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employment of the Company.

6.3           No Effect On Benefits.  Awards will constitute special discretionary incentive payments to the Participants and will not be required to be taken into account in computing the amount of salary or compensation of the Participants for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with a Participant, unless the Company specifically provides otherwise.

6.4           Governing Law.  The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code, shall be governed by the law of the State of Texas, without giving effect to conflict or choice of law provisions thereof.

6.5           Unfunded Plan.  The Plan shall be unfunded.  The Company may maintain bookkeeping accounts with respect to Participants who are entitled to awards under the Plan, but such accounts shall be used merely for bookkeeping convenience.  The Company shall not be required to segregate any assets that may at any time be represented by interests in awards nor shall the Plan be construed as providing for any such segregation.

6.6           Binding Effect.  This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants, and their heirs, assigns, and personal representatives.

6.7           Construction of Plan.  The captions used in this Plan are for convenience only and shall not be construed in interpreting the Plan.  Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.  The words "hereof,” "herein,” "hereunder" and other similar compounds of the word "hereof" shall, unless otherwise specifically stated, mean and refer to the entire Plan, not to any particular provision or Section.  The word “including” and words of similar import when used in this Plan shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.

6.8           Integrated Plan.  This Plan constitutes the final and complete expression of agreement with respect to the subject matter hereof.

6.9           Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the sole determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

6.10           Waiver.  Neither the failure nor any delay on the part of the Company or the Committee to exercise any right, power, or privilege hereunder shall operate as a waiver thereof.  No term, condition, or provision of the Plans shall be deemed waived, and there shall be no estoppel against enforcing any provision of the Plans, except through a writing of the party to be charged by the waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless explicitly made so, and it shall operate only with regard to the specific term or condition waived, and shall not be deemed to waive such term or condition in the future, or as to any act other than as specifically waived.  No person other than as named or described by class in the waiver shall be entitled to rely on the waiver for any purpose.

6.11           Right of Offset.  The Company will have the right to offset against the obligation to pay an amount to any Participant, any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans or amounts repayable to it pursuant to housing, automobile or other employee programs) such Participant then owes to the Company.

6.12           Application of Code Section 409A.  Notwithstanding any other provision of this Plan to the contrary, the Committee, in its sole discretion and without a Participant’s consent, may amend or modify the Plan in any manner to provide for the application and effects of Code section 409A.  To the extent any provision of this Plan or any omission from this Plan would (absent this Section) cause amounts to be includable in income under Code section 409A(a)(1), this Plan shall be deemed amended to the extent necessary to comply with the requirements of Code section 409A; provided, however, that this Section shall not apply and shall not be construed to amend any provision of this Plan to the extent this Section or any amendment required thereby would itself cause any amounts to be includable in income under Code section 409A(a)(1).

SECTION 7
AMENDMENT, ADJUSTMENT AND TERMINATION

7.1           Amendment.  Subject to the last sentence of this Section, the Committee may amend the Plan at any time and for any reason; provided, however, that any amendment of the Plan which would (a) increase the maximum amount of compensation payable under Section 3.8, (b) change the specified performance measures under Section 2.14 (as may be adjusted pursuant to Section 3.2(c)), or (c) modify the requirements as to eligibility for participation in the Plan shall not be effective with respect to any Awards or Participants unless the shareholders of the Company approve such amendment in accordance with section 162(m) of the Code. Notwithstanding the foregoing, if applicable tax and/or securities laws change to permit Committee discretion to change the specified performance measures without obtaining shareholder approval of such changes and without any adverse tax or other consequence, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.  During any Performance Period in which a Change in Control occurs, the Committee may not amend the Plan in a manner that adversely affects a Participant without the consent of the Participant.

7.2           Code Section 162(m) Compliance.  In the event that Code section 162(m) requires that any special terms, provisions or conditions be included in the Plan in order for an Award to constitute “qualified performance-based compensation,” within the meaning of Code section 162(m), then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan, and notwithstanding any provision in the Plan to the contrary, the Plan, and if applicable, the terms of any grant to a Participant under the Plan, shall be reformed in such manner as the Committee determines is appropriate for an Award to constitute “qualified performance-based compensation,” within the meaning of Code section 162(m).

7.3           Termination.  The Committee may terminate the Plan at any time and for any reason.  No Awards shall be paid after the effective date of the termination of the Plan.

SECTION 8
EFFECTIVE DATE

Subject to shareholder approval of the Plan, this Plan shall be effective for Performance Periods beginning on or after January 1, 2010, and shall continue thereafter until the Plan is terminated.  The material terms of this Plan shall be disclosed to the shareholders of the Company for approval in accordance with Code section 162(m).  Any Performance Goals and Payout Formulae established prior to shareholder approval of the Plan shall be contingent upon shareholder approval of the Plan.

National Western Life Insurance Company
2010 EXECUTIVE OFFICER BONUS PROGRAM

ADDENDUM

Participants’ maximum payout potential in the 2010 Executive Officer Bonus Program include:

Robert L. Moody, Chairman	2010 Base Salary	$1,707,396.38	50%

Ross R. Moody, President & COO	2010 Base Salary	$586,123.69	50%

Goals/Performance Payout:

The Program incorporates three measurable performance factors: (1) Company sales, which are defined as net placed annualized target premium for Life business and as total placed premium for Annuity business, (2) Company expense management, and (3) overall Company profitability.

Each of the above performance factors will have an assigned target level for purposes of the Program.  Assuming a “par” performance (i.e., achieving each target level), the weighting of the bonus percentage (applied to Base Salary (as defined below)) is 15% for sales performance, 15% for expense management performance, and 20% for profitability, for an overall par bonus percentage of 50%.  Actual results compared to the targets can either increase or decrease each of these individual percentages as explained in the following sections.  However, the total bonus percentage cannot exceed 50%.  For purposes of the Program, the Base Salary of each Executive Officer is the officer’s annual base salary for 2010 as certified by the Committee.

Company Sales Component:

The sales component of the Program is further subdivided between Life production and Annuity production.  For 2010, the bonus sales goals for each line of business of the Company are:

-     International Life -- $27,400,000 net placed annualized target premium
-    Domestic Life --  $4,500,000 net placed annualized target premium
-    Annuities --  $720,000,000 total placed premium

The Company’s New Business Market Summary Report (NWAR60) will be the source of sales results for purposes of this Program.  The bonus percentage corresponding with each sales production level achieved in 2010 will be applied to 100% of the Executive Officer’s Base Salary in accordance with the following grid:

Intl Life	Bonus	Domestic	Bonus	Annuities	Bonus
Placed	%	Life Placed	%	Placed	%
Target		Target (1)		Premium
$22,900,000	3.00%	$3,800,000	3.00%	$609,000,000	3.00%
$24,900,000	4.00%	$4,100,000	4.00%	$662,000,000	4.00%
$27,400,000	5.00%	$4,500,000	5.00%	$720,000,000	5.00%
$29,600,000	6.00%	$4,900,000	6.00%	$778,000,000	6.00%
$32,000,000	7.00%	$5,300,000	7.00%	$840,000,000	7.00%

(1)	Includes California 1st Year Premium.

The level shaded in gray represents the Company’s sales goals for each segment for purposes of the Program and represents the par performance level.  If the actual results attain this level, the Executive Officer would be eligible to receive a bonus of 15% (5% for each line of business) of Base Salary.  If net placed annualized target premium or total placed premium, as applicable, for a segment is below the lowest target amount for that segment, no bonus percentage will be earned for that segment.  The bonus percentage shown for each specified amount of net placed annualized target premium or total placed premium, as applicable, applies if actual performance is equal to or greater than the amount shown and, except for the last level, is less than the amount shown for the next level.

Company Expense Management Component:

The expense component of the Program is based upon a ratio of actual Company expenses to a sales unit of production for 2010.  For purposes of this ratio, the sales unit of production will be based upon target premium for 2010.  Annuity sales target premium will be assumed to be equal to 7.5% of total placed annuity premium for 2010.

Assuming “par” sales goals of $27.4 million in International Life sales, $4.5 million in Domestic Life sales (including California 1st year premium), and $720 million in total annuity sales, the par sales production for purposes of the expense management component is $85.9 million (i.e., $27.4 million plus $4.5 million plus $54.0 million (7.5% of $720 million)).  The submitted expense budget for 2010 based upon these sales goals is approximately $52 million.  Accordingly, the par ratio of expenses to sales production for 2010 is approximately 60%.  Based upon this relationship, the bonus percentage corresponding with the actual expense to sales ratio achieved in 2010 will be applied to 100% of each Executive Officer’s Base Salary in accordance with the following grid:

Expense/Sales Ratio	Bonus %
More than 66%	0.00%
63% to 66%	10.00%
60% to 63%	12.50%
57% to 60%	15.00%
54% to 57%	17.50%
Less than 54%	20.00%

For purposes of the expense component, bonuses under this Program, the Officer Bonus Program and marketing bonuses under the Company’s Domestic Marketing Officer Bonus Program and International Marketing Officer Bonus Program will be excluded.  In addition, special consideration may be given at the discretion of the Committee for items of an unusual and/or non-recurring nature (e.g., excess pension contributions) that are beyond the control of Company management.  If the actual expense to sales ratio exceeds the highest level shown (66%), no bonus percentage will be earned.  The bonus percentage shown for each specified expense to sales ratio applies if the actual expense to sales ratio is equal to or less than the amount shown and, except for the last level, is greater than the amount shown for the next level.

Company Profitability Component:

The profitability component of the Program is based upon the Company’s GAAP operating earnings for 2010 as a percentage of the Company’s beginning GAAP stockholders’ equity for 2010.  For this purpose, GAAP operating earnings are net of federal income taxes and exclude realized gains and losses on investments.  The amounts used for purposes of the bonus calculation under the Program will be the figures audited by the Company’s independent auditors.

The bonus percentage corresponding with the Company’s actual GAAP operating earnings achieved in 2010 as a percentage of the Company’s beginning GAAP stockholders’ equity for 2010 will be applied to 100% of each Executive Officer’s Base Salary in accordance with the following grid:

GAAP Profitability	Bonus %
7.5% of Stockholders’ Equity	10.00%
8.5% of Stockholders’ Equity	15.00%
9.5% of Stockholders’ Equity	20.00%
10.5% of Stockholders’ Equity	25.00%
11.5% of Stockholders’ Equity	30.00%

If the Company’s actual GAAP operating earnings achieved in 2010 as a percentage of the Company’s beginning GAAP stockholders’ equity is less than the lowest percentage shown (7.5%), no bonus percentage will be earned.  The bonus percentage shown for each specified percentage of stockholder’s equity applies if the actual percentage of stockholder’s equity is equal to or greater than the amount shown and, except for the last level, is less than the amount shown for the next level.

Example:

Assume the following results for 2010:

-	International Life placed target premium sales	$30,000,000
-	Domestic Life placed target premium sales	$5,000,000
-	Annuity placed total premium sales	$650,000,000
-	Actual budget center expenses	$49,700,000
-	GAAP operating earnings	$80,000,000
-	Beginning GAAP stockholders’ equity	$990,000,000

Based upon the above charts, the Executive Officer’s 2010 bonus would be calculated as follows:

Company Sales Component

International Life sales bonus %	6.0%
Domestic Life sales bonus %	6.0%
Annuity sales bonus %	3.0%
Total sales bonus %	15.0%

Company Expense Management Component

Actual budget center expenses	$49,700,000

Sale Production Amount:
International Life target premium	$30,000,000
Domestic Life target premium	5,000,000
Annuity target ($650m @ 7.5%)	48,750,000
$83,750,000

Ratio of Actual/Sales Production	59%
Expense management bonus %	15%

Company Profitability Component

GAAP operating earnings	$80,000,000
Beginning GAAP stockholders’ equity	$990,000,000

Ratio of earnings/equity	8.08%
Company profitability bonus	10.00%

Total Bonus %
Company Sales component	15.0%
Company Expense management component	15.0%
Company profitability component	10.0%
Total	40.0%